Exhibit 10.6

FORM OF SHIPBUILDING CONTRACT FOR THE

DESIGN, CONSTRUCTION, SALE AND PURCHASE

OF A 2,400 DWT DOUBLE HULL PRODUCT OIL

TANKER WITH RO-RO FACILITY

WITH SEVERNAV S.A.

FORM OF

SHIPBUILDING CONTRACT

NO.

FOR THE

DESIGN, CONSTRUCTION, SALE AND PURCHASE

OF A

2400 DWT DOUBLE HULL PRODUCT

OIL TANKER WITH RO-RO FACILITY

(HULL NO. N             )

BETWEEN:

AS BUYER

AND

SEVERNAV S.A.

AS SELLER

ARTICLE I – DEFINITIONS
ARTICLE II - DESCRIPTION AND CLASS

1.	Description
2.	Class And Rules
3.	Principal Particulars and Dimensions Of THe Vessel
4.	Guaranteed Speed
5.	Guaranteed Deadweight
6.	Guaranteed Fuel Consumption
7.	Guaranteed Cargo Tanks Cubic Capacity
8.	Subcontracting
9.	Registration

ARTICLE III - CONTRACT PRICE AND TERMS OF PAYMENT

1.	Contract Price
2.	Currency
3.	Terms Of Payment
4.	Method Of Payment
5.	Security For Payment Of Instalments Before Delivery
6.	Refunds
7.	Rights Of Set-Off

ARTICLE IV - ADJUSTMENT OF CONTRACT PRICE

1.	Delivery
2.	Speed
3.	Fuel Consumption:
4.	Dead-weight
5.	Cargo Tanks Cubic Capacity
6.	Design Responsibility
7.	Effect of rescission

ARTICLE V

APPROVAL OF PLANS AND DRAWINGS AND INSPECTION DURING CONSTRUCTION

1.	Approval of Plans and Drawings:
2.	Appointment of BUYER’s Representatives:
3.	Inspection by Representatives:
4.	Rights of BUYER’s Representatives
5.	Facilities
6.	Liability of SELLER:
7.	Responsibility of BUYER:

ARTICLE VI - MODIFICATIONS

1.	Modification of Specification
2.	Change in Class requirements, rules and regulations and regulatory bodies:
3.	Substitution of Materials:
4.	Payment for Modifications:

ARTICLE VII – TRIAL AND ACCEPTANCE

1.	Notice
2.	Weather Conditions:
3.	How Conducted:

4.	Method of Acceptance or Rejection:
5.	Effect of Acceptance:
6.	Disposal of Surplus Consumable Stores:

ARTICLE VIII - DELIVERY

1.	Time and Place
2.	When and How Effected
3.	Documents to be Delivered to BUYER

ARTICLE IX - DELAYS AND EXTENSION OF TIME FOR DELIVERY (FORCE MAJEURE)

1.	Causes of Delay:
2.	Notice of Delay:
3.	SELLER’s Duty of Mitigation
4.	Definition of Permissible Delay:
5.	Right of Rescind for Excessive Delay:

ARTICLE X - WARRANTY OF QUALITY

1.	Guarantee:
2.	Notice of Defects:
3.	Remedy of Defects:
4.	Extent of SELLER’s Responsibility:
5.	GUARANTEE ENGINEER

ARTICLE XI – RESCISSION BY BUYER

1.	RIGHT OR RESCISSION - NOTICE
2.	Refund by SELLER:
3.	Return of BUYER’s supplies:
4.	Discharge of Obligations:

ARTICLE XII – BUYER’S DEFAULT

1.	DEFINITION OF DEFAULT
2.	NOTICE OF DEFAULT
3.	INTEREST AND CHARGE
4.	DEFAULT BEFORE DELIVERY OF THE VESSEL
5.	SALE OF THE VESSEL

ARTICLE XIII - DISPUTE AND ARBITRATION

1.	Proceedings
2.	Alteration Of Delivery Date
3.	Notice Of Award
4.	Expenses
5.	Entry Into Court

ARTICLE XIV - RIGHT OF ASSIGNMENT

ARTICLE XV – TAXES AND DUTIES

1.	Taxes and Duties in Romania:
2.	Taxes and Duties outside Romania:

ARTICLE XVI - PATENTS, TRADEMARKS, COPYRIGHTS, ETC.

ARTICLE XVII - BUYER’S SUPPLIES:

1.	Responsibility of the BUYER:
2.	Responsibility of the SELLER:

ARTICLE XVIII - NOTICE

1.	Address:
2.	Language:

ARTICLE XIX - EFFECTIVE DATE OF CONTRACT

ARTICLE XX - INTERPRETATION:

1.	Laws Applicable:
2.	Discrepancies:
3.	Counting of time
4.	Entire Agreement
5.	Governing Language
6.	Original of the Contract

EXHIBIT A

A:	List of Contract Documents
B:	Contract Drawings

EXHIBIT B

1.	List of Delivery Documents
2.	List of Certificates

ANNEX NO. 1

Draft of the PROTOCOL of Delivery and Acceptance

ANNEX NO. 2

Draft of the DECLARATION OF WARRANTY

THIS CONTRACT, made this 3rd day of June 2005 by and between:

                 ., a corporation organised and existing under the laws of Laws of Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (hereinafter called the “BUYER”),

and

Severnav S.A., a corporation organised and existing under the laws of Romania having its registered office at 204, Timisoara Str., 220242 Drobeta Turnu-Severin, Romania (hereinafter called the “SELLER”),

WITNESSETH:

In consideration of the mutual covenants herein contained, the SELLER agrees to design (through its sub-contractor designer) build, launch, equip and complete (save as otherwise provided herein) at the SELLER’s Shipyard at Drobeta Turnu-Severin (hereinafter called the “SHIPYARD”) and to sell and deliver to the BUYER after completion and successful trial specified in this Contract one (1) 2400 DWT Double Hull Product Oil Tanker with RORO Facility as more fully described in Article II hereof (hereinafter called the “VESSEL”), to be registered at the option of the BUYER and at BUYER’S cost under the Greek flag and the BUYER agrees to purchase and take delivery of the VESSEL from the SELLER and to pay for the same in accordance with the terms and conditions hereinafter set forth.

ARTICLE I – DEFINITIONS

In this Contract, the following terms shall have the meanings set forth below:

1.               “Contract” or “the Contract” shall, unless the context otherwise requires, mean, this Contract together with any addenda, exhibits or annexes to this Contract, which may be mutually agreed between the Parties in writing and the Specification.

2.               “Parties” shall mean the SELLER and the BUYER.

3.               “Classification Society” shall mean Bureau Veritas.

4.               “Contract Price” shall mean the sum of EURO 6,835,000.00 (Euro Six Million Eight Hundred and Thirty Five Thousand Only) as the same may be adjusted, being the price for the VESSEL completed in accordance with the terms of this Contract.

5.               “EURO” shall mean freely convertible currency of the European Community.

6.               “Protocol of Delivery and Acceptance” shall mean the Protocol to be executed by the SELLER and the BUYER on delivery of the Vessel as referred to in Articles IV and VIII of this Contract.

7.               “BUYER’s Supplies” shall mean the items to be furnished by the BUYER as referred to in the Specification of this Contract.

8.               “Sea Trial” shall have the meaning set forth in Article VII of this Contract.

9.               “SELLER’s Bank” shall mean a Bank nominated by the SELLER and acceptable to the BUYER.

10.         “BUYER’s Bank” shall mean a Bank nominated by the BUYER and acceptable to the “SELLER”

11.         “BUYER’s Representative” shall mean the person or persons authorised in writing by the BUYER to act as his representative or representatives for construction supervision in conformity with the stipulations of Article V of this contract.

12.         “Specification” shall mean the Technical Specification signed by the Parties, which shall form an integral part of the Contract, and shall prevail over any other technical documentation.

13.         “Makers List” shall mean the Makers List signed by the Parties, the agreement of which shall be a condition precedent to the Contract coming into effect, and which shall form an integral part of the Contract.

14.         “Contract Documents” shall mean documents as per Article II, paragraph 1 signed by both Parties, which shall form an integral part of the Contract.

15.         “Working days” shall mean days upon which banks are open for business both in Greece and Romania.

16.         “Delivery Documents” shall mean the documents referred to in Exhibit “B”.

ARTICLE II - DESCRIPTION AND CLASS

1.             DESCRIPTION

The VESSEL shall be a 2,400 metric tons deadweight, double hull single screw diesel engine driven carrier of diesel oil, gasoline, and other clean and dirty oil products with a flash point below 60 degrees Celsius, with RO-RO facility, at design summer draught of 4.20 metres of the Class described below.  The VESSEL shall have the SELLER’s Hull No. N             and shall be constructed, equipped and completed as described in and in accordance with the terms of this Contract and the following documentation:

(1) Technical Specification (Document No. CMT319-100-100 Revision C from 10.02.2005)

(2) General Arrangement (Drawing No. CMT319-101-001/Revision 4)

(3) Makers’ List (Document No. CMT319-100-101/10.02.2005 Revision A)

(4) Tank Plan and Capacity table (Drawing No. CMT319-101-040/14.02.2005 Revision 2)

attached hereto and signed by each of the parties to this Contract (hereinafter collectively called the “Contract Documents”), making an integral part hereof.

2.             CLASS AND RULES

The VESSEL including its machinery, equipment and outfittings, shall be constructed in accordance with and shall comply with the rules and regulations (in the edition and subject to the amendments thereto in force as of the date of this Contract) of and under the supervision of the Classification Society and shall be distinguished in the register by the symbols: 1+HULL+MACH BOILER; OIL TANKER-ESP/RO-RO CARGO SHIP; UNRESTRICTED NAVIGATION+AUT-UMS.

The requirements of the authorities and other regulatory bodies as fully described in the Specification including those of the Classification Society are to include any rules or circulars thereof which have been issued up to the date of signing of this Contract.

The SELLER shall arrange with the Classification Society to assign a representative or representatives (hereinafter called the “Classification Surveyor”) to the SELLER’s Shipyard for supervision of the construction of the VESSEL.

All fees and charges incidental to classification and to compliance with all the rules, regulations and requirements of this Contract and as described in the Specification issued up to the date of signing this Contract as well as royalties, if any, payable on account of the construction of the VESSEL shall be for the account of the SELLER, except as otherwise provided and agreed herein.  The key plans, materials and workmanship entering into the construction of the VESSEL and the VESSEL itself shall at all times be subject to inspections and tests in accordance with the rules and regulations of the Classification Society and regulatory bodies, as stated in the Specification.

Decisions of the Classification Society as to compliance or non-compliance with Classification rules and regulations shall be final and binding upon the parties hereto.

3.             PRINCIPAL PARTICULARS AND DIMENSIONS OF THE VESSEL

(a)                                  Hull

Length overall	: about 89.95 metres
Length between perpendiculars	: about 82.90 metres
Breadth, moulded	: about 14.00 metres
Depth, moulded	: about 5.80 metres

Designed Draught moulded,	: about 4.2 metres
Scantling Draught moulded	: about 4.50 metres
Deadweight at design draught moulded	: 2,400 DWT
Capacity of Cargo tanks & slops (98%)	: 2,640 M3
Capacity Water Ballast	: 1,450 M3 (95%)
Garage total surface	: about 320 M2

(b)           Propulsion Machinery

The VESSEL shall be equipped, in accordance with the Specification, with one (1) set of WARTSILA 6L26 Main Engine MCR of 2040 KW at 1000 rpm

4.             GUARANTEED SPEED

The SELLER guarantees that the trial speed at the designed draft moulded of approx. 4.20 meter at CSR (85% MCR) of the main engine is to be not less than 12 knots.

The speed shall be corrected for wind speed and shallow water effect. The correction method of the speed shall be as specified in the Specification.

5.             GUARANTEED DEADWEIGHT

The SELLER guarantees that the VESSEL is to have a deadweight of not less than 2,400 metric tons at the design draught moulded of 4.20 metres in sea water of 1.025 specific gravity.

The term, “Deadweight”, as used in this Contract, shall have the meaning as defined in the Specification.

The actual deadweight of the VESSEL expressed in metric tons shall be based on calculations made by the SELLER and checked by the BUYER, and all measurements necessary for such calculations shall be performed in the presence of the BUYER’s supervisor(s), or the party authorized by the BUYER, and the Classification Society Surveyor.

Should there be any dispute between the SELLER and the BUYER in relation to such calculations and/or measurements, the decision of the Classification Society shall be final.

6.             GUARANTEED FUEL CONSUMPTION

The SELLER guarantees that the fuel oil consumption of the Main Engine is not to exceed what the Main Engine manufacturer specifies in grams/kw/hour (subject to a tolerance of +5%) at MCR at shop test based on using a fuel oil type of standard calorific value as specified by the engine manufacturer.

7.             GUARANTEED CARGO TANKS CUBIC CAPACITY

The SELLER guarantees that the VESSEL will have a total capacity of cargo oil tanks including slop tanks, which shall not in any event be less than 2,640 M3 at full levels (i.e. 98% volume of cargo tanks including slop tanks). The capacity shall be based on the calculated value as stated in the trim and stability booklet approved by the Classification Society or the competent Authority of the Flag State without actual measurement.

8.             SUBCONTRACTING

The SELLER may, at its sole discretion and responsibility, subcontract any portion of the construction work of the VESSEL to experienced subcontractors, provided however that any subcontracting of main hull structure or superstructures shall require the prior written approval of the Classification Society and of the Buyer (however the latter’s approval shall not be unreasonably withheld) before work commences.

However steel construction delivery and final assembly into the VESSEL of any such work subcontracted shall be at the SELLER’s Shipyard. The SELLER shall always remain fully responsible for such subcontracted work. The SELLER shall remain responsible for compliance with the obligations of this Contract as if there had been no sub-contracting.

In its contracts with its subcontractors and suppliers, the SELLER shall always ensure reasonable time margins so as to avoid delays in the progress of the construction of the VESSEL.

9.            REGISTRATION

The VESSEL shall be registered under the Greek flag by the BUYER at its own cost and expense pursuant to the laws of Greece concurrently with the time of delivery and acceptance.

ARTICLE III - CONTRACT PRICE AND TERMS OF PAYMENT

1.                                     CONTRACT PRICE

The purchase price of the VESSEL is EURO 6,835,000.00 (Euro Six Million Eight Hundred and Thirty Five Thousand Only) net receivable by the SELLER and is exclusive of the cost of BUYER’s Supplies as provided in Article XVII and in the Specification, and shall be subject to upward or downward adjustment, if any, as hereinafter set forth in this Contract.

2.                                     CURRENCY

Any and all payments by the BUYER to the SELLER under this Contract shall be made in EURO and directly to the SELLER.

3.                                     TERMS OF PAYMENT

The Contract Price shall be paid by the BUYER to the SELLER in instalments as follows:

(a)                                1st Instalment

The sum of EURO 683,500.00 only (Euro Six Hundred Eighty Three Thousand and Five Hundred) corresponding to 10% of the Contract Price, shall be paid by the BUYER in accordance with the provisions of Article III.4 (a).

(b)                                 2nd Instalment:

The sum of EURO 1,025,250.00 (Euro One Million Twenty Five Thousand Two Hundred and Fifty Only) corresponding to 15% of the Contract Price, shall be paid upon the cutting of the first steel plate of the VESSEL in the SELLER’s workshop in accordance with the provisions of Article III.4 (b). The cutting of the first steel plate shall be notified by the SELLER with a telex, telefax, letter or email notice to the BUYER stating that the said steel catting has been carried out accompanied by a copy of the written confirmation issued by the Classification Society to the effect that the said steel cutting has been carried out. The SELLER shall send to the BUYER a demand by telex, tele-fax, or email for payment of this instalment.

However this instalment shall not be payable earlier than four (4) months after the date this contract becomes effective.

(c)                                  3rd Instalment;

The sum of EURO 1,025,250.00 (Euro One Million Twenty Five Thousand Two Hundred and Fifty Only) corresponding to 15% of the Contract Price shall be paid upon keel-laying of the VESSEL in accordance with the provisions of Article III.4 (c). The keel-laying shall be notified by the SELLER with a telex, telefax, letter or email notice to the BUYER stating that the said keel-laying has been carried out accompanied by a copy of the written confirmation issued by the Classification Society to the effect that the keel-laying has been carried out. The SELLER shall send to the BUYER a demand by telex, telefax, or email for payment of this instalment.

(d)                                 4th Instalment:

The sum of EURO 1,367,000  (EURO One Million Three Hundred and Sixty Seven Thousand Only) corresponding to 20% of the Contract Price shall be paid upon launching of the VESSEL in accordance with the provisions of Article III.4 (d). The launching of the VESSEL shall be notified by the SELLER with a telex, telefax, letter or email notice to the BUYER stating that the launching of the VESSEL has been successfully carried out with written confirmation issued by the Classification Society. The SELLER shall send to the BUYER a demand by telex, telefax, or email for payment of this instalment.

(e)                                  5th Instalment:

The sum of EURO 2,734,000.00 (Euro Two Million Seven Hundred and Thirty Four Thousand Only) corresponding to 40% of the Contract Price, plus any increase or minus any decrease due to the modifications of the Specification and/or the adjustments of the Contract Price hereunder, shall be paid by the BUYER to the SELLER on the date for delivery of the VESSEL in accordance with the provisions of Article III.4 (e) and upon the signing of the Protocol of Delivery and Acceptance by both parties. The SELLER shall send to the BUYER a demand by telex, telefax, or email for this instalment ten (10) days prior to the scheduled date of delivery of the VESSEL.

4.                                      METHOD OF PAYMENT

(a)                                  1st Instalment

The BUYER shall remit the amount of this instalment in accordance with Article III, Paragraph 3 (a) by telegraphic transfer to Romanian Commercial Bank, Mehedinti Branch, as receiving bank nominated by the SELLER, for credit to the account of the SELLER, IBAN RO21RNCB3500000000020021, so as to reach such account no later than 5 banking days after receipt by the BUYER of the following original documents:

(i)                                     the SELLER’s Bank Guarantee provided for in Article III, paragraph 6

(ii)                                  the SELLER’s invoice for the first instalment in duplicate.

(b)           2nd Instalment

The BUYER shall remit the amount of this instalment in accordance with Article III, Paragraph 3(b) by telegraphic transfer to Romanian Commercial Bank, Mehedinti Branch, as receiving bank nominated by the SELLER, for credit to the account of the SELLER, IBAN RO21RNCB3500000000020021 so as to reach such account no later than 5 banking days after receipt by the BUYER of the following original documents:

(i)                                     the SELLER’s Bank Guarantee provided for in Article III.6

(ii)                                  the SELLER’s invoice for the second instalment in duplicate

(iii)                               a written confirmation issued by the Classification Society to the effect that the cutting of the first steel plate has been carried out.

(c)                                  3rd Instalment

The BUYER shall remit the amount of this instalment in accordance with Article III, Paragraph 3(c) by telegraphic transfer to Romanian Commercial Bank, Mehedinti Branch, as receiving bank nominated by the SELLER, for credit to the account of the SELLER, IBAN RO21RNCB3500000000020021 so as to reach such account no later than 5 banking days after receipt by the BUYER of the following original documents:

(i)                                     the SELLER’s Bank Guarantee provided for in Article III.6

(ii)                                  the SELLER’s invoice for the third instalment in duplicate

(iii)                               a written confirmation issued by the Classification Society to the effect that the keel-laying has been carried out.

(d)                                 4th Instalment

The BUYER shall remit the amount of this instalment in accordance with Article III, Paragraph 3(d) by telegraphic transfer to Romanian Commercial Bank, Mehedinti Branch, as receiving bank nominated by the SELLER, for credit to the account of the SELLER, IBAN RO21RNCB3500000000020021 so as to reach such account no later than 5 banking days after receipt by the BUYER of the following original documents;

(i)                                     the SELLER’s Bank Guarantee provided for in Article III.6

(ii)                                  the SELLER’s invoice for the fourth instalment in duplicate

(iii)                               a written confirmation issued by the Classification Society to the effect that the launch of the vessel has been carried out.

(e)                                  5th Instalment (Payable upon delivery of the VESSEL)

The BUYER shall on the Delivery Date remit the amount of this instalment in accordance with Article III, Paragraph 3(e) by telegraphic transfer Romanian Commercial Bank, Mehedinti Branch, as receiving Bank nominated by the SELLER, for credit to the account of the SELLER, IBAN RO21RNCB3500000000020021. Immediately upon confirmation of receipt of this fifth instalment by the SELLER’s Bank and any upward adjustment in conformity with this Contract, the SELLER shall deliver the VESSEL and all the Delivery Documents to the BUYER.

(f)                                    Upon completion of each event entitling the SELLER to an instalment of the Contract Price pursuant to paragraph 3 above, the SELLER shall send by telefax to the BUYER, an invoice specifying the amount of the instalment then due and shall send originals of such invoice in duplicate together with the other documents specified in paragraphs 4 (a)-(d) of this Article III by air courier to the BUYER. The BUYER shall be deemed to have received such invoice and documents five (5) banking days after delivery to the air courier.

5.                                      SECURITY FOR PAYMENT OF INSTALMENTS BEFORE DELIVERY

The BUYER shall, in accordance with the provisions of Article XIX of this contract, provide the SELLER with Bank Guarantee(s) issued by a first class international bank, and in a form and wording acceptable to SELLER’s bank and the SELLER. The Bank Guarantee(s) shall guarantee the BUYER’s obligations for payment of the 2nd, 3rd, 4th and 5th instalments of the contract and shall be in an amount equal to the 90% of the Contract Price. At the option of the BUYER separate Bank Guarantees may be issued covering payment of each one of the aforesaid four instalments.

6.             REFUNDS

All payments made by the BUYER prior to delivery of the VESSEL shall be in the nature of advance to the SELLER. All bank charges in relation to such payments shall be for the account of the BUYER. In the event the VESSEL is rejected by the BUYER after the sea trials or this Contract is rescinded or cancelled by the BUYER in accordance with the specific terms of this Contract permitting such rescission or cancellation, the SELLER shall refund to the BUYER in EURO the full amount of all sums already paid by the BUYER to the SELLER under this Contract together with interest thereon or without interest, as the case may be in accordance with the terms of this Contract.

As security to the BUYER the SELLER shall provide the BUYER in respect of each instalment of the Contract Price with a Bank Guarantee issued by a first class bank acceptable in all respects to BUYER’S bank and the BUYER for the 1st, 2nd, 3rd, and 4th instalments respectively. Such Bank Guarantee will guarantee the SELLER’S obligation for refunding to the BUYER instalments of 1st, 2nd, 3rd, and 4th already received by the SELLER, through SELLER’S finance bank, when any such instalment becomes refundable to the BUYER, in accordance with the terms of this Contract. BUYER’S acceptance of the identity of the bank and the form and wording of the Bank Guarantees, which to be provided by the SELLER pursuant to this Article III.6, shall be a condition precedent to this Contract becoming effective.

The issuance and delivery to the BUYER of the relevant Bank Guarantee will be a pre-condition to the BUYER’s relevant payment obligation becoming effective. If it will be requested that the SELLER’S Bank Guarantee shall be re -guaranteed by a third bank, this will be for the cost of the BUYER.

7.                                      RIGHTS OF SET-OFF

No payment under this contract shall be delayed or withheld by the BUYER on account of any dispute or disagreement of whatever nature arising between the parties.

ARTICLE IV - ADJUSTMENT OF CONTRACT PRICE

The Contract Price of the VESSEL shall be subject to adjustments, as hereinafter set forth, in the event of any of the following contingencies (it being understood by both parties that any reduction of the Contract Price is by way of agreed liquidated damages and not by way of penalty).

1.                                      DELIVERY

(a)                                  No adjustment shall be made and the Contract Price shall remain unchanged for the first thirty (30) days of delay in delivery of the VESSEL beyond the Delivery Date as defined in Article VIII hereof (ending as of twelve o’clock midnight of the thirtieth (30th) day of delay).

(b)                                 If delivery of the VESSEL is delayed more than thirty (30) days then in such event, beginning at twelve o’clock midnight of the thirtieth (30th) day after the Delivery Date, up to the ninetieth (90th) day at twelve o’clock midnight the Contract Price shall be reduced by deducting EURO 1,500.00 (Euro One Thousand and Five Hundred) per day of delay.

(c)                                  If delivery of the vessel is delayed more than ninety (90) days in such event beginning at twelve o’clock midnight of the ninetieth day after the Delivery Date the Contract price shall be reduced by deducting EURO 2,000.00 (Euro Two Thousand) per day of delay.

Unless the parties hereto agree otherwise, the total reduction in the Contract Price shall be deducted from the 5th instalment of the Contract Price and in any event (including the event that the BUYER consents to take delivery of the VESSEL after the expiration of the 120 days period of delay as described in paragraph 1 (d) of this Article) the total reduction in the Contract price shall be no more than would be the case for a delay of ninety (90) days counting from midnight of the 30th day after the Delivery Date at the above specified rates of reduction, i.e. it shall be no more than a maximum deduction of EURO 150,000.00 (Euro One Hundred and Fifty Thousand)

(d)                                 If the delay in delivery of the VESSEL continues for a period of more than 120 days from the Delivery Date then, in such event, and after such period has expired, the BUYER may, at its option, rescind this Contract by serving upon the SELLER a notice of rescission by telex, telegram or cable to be confirmed by a registered letter via airmail directed to the SELLER at the address given in this Contract. Such rescission shall be effective as of the date the notice thereof is received by the SELLER, and the SELLER, upon receipt of such a notice, shall promptly refund telegraphically to the BUYER in immediately available EURO all the instalments paid by the BUYER as hereinafter provided for in Paragraph 2 of Article XI hereof, unless the SELLER proceeds to arbitration under the provisions of Article XIII or the situation is otherwise disputed. The transfer and other Bank charges of such refund shall be for the SELLER’s account. If the BUYER shall rescind the contract in the circumstances described above, the SELLER shall have no obligations to pay any liquidated damages to the BUYER.

The SELLER may, at any time after the expiration of the aforementioned 120 days delay in delivery, if the BUYER has not served the notice of rescission as above provided, demand in writing that the BUYER makes an election, in which case the BUYER shall, within fourteen (14) days after such demand is received by the BUYER, either notify the SELLER of its intention to rescind this Contract or consent to the delivery of the VESSEL at an agreed future date. If the BUYER shall not make an election within fourteen (14) days as provided hereinabove, the BUYER shall be deemed to have accepted such extension of the Delivery Date to the future Delivery Date indicated by the SELLER.

It is agreed by the parties that, if the VESSEL is not delivered by such future date, the BUYER shall have the same right of acceptance or rescission upon the same terms as hereinabove provided and the acceptance of such future date will be without prejudice to the right of the BUYER to liquidated damages under this Article IV in the event that it does not rescind this Contract.

(e)                                  For the purpose of this Article, the delivery of the VESSEL shall be deemed to be delayed when and if the VESSEL after taking into full account all postponements of the Delivery Date by reason of permissible delays as defined in Article IX and/or elsewhere in this Contract, is not delivered by date upon which delivery is required under the terms of this Contract.

2.                                      SPEED

(a)                                  The Contract Price shall not be affected or changed by reason of the actual speed, as determined by the trial run, being less than three/tenths (3/10) of one (1) knot in actual speed below the guaranteed speed of the VESSEL.

However commencing with and including such deficiency of three/tenths (3/10) of one (1) know in actual speed below the guaranteed speed of the VESSEL, the Contract Price shall be reduced as follows (but disregarding fractions of one/tenth (1/10) of a knot).

from 0.30 knots to 0.39 knots: a total sum of EURO 5,000.00 (Five Thousand)

from 0.40 knots to 0.49 knots: a total sum of EURO 10,000.00 (Ten Thousand)

from 0.50 knots to 0.59 knots: a total sum of EURO 15,000.00 (Fifteen Thousand)

from 0.60 knots to 0.69 knots: a total sum of EURO 20,000.00 (Twenty Thousand)

from 0.70 knots to 0.79 knots: a total sum of EURO 25,000.00 (Twenty Five Thousand)

from 0.80 knots to 0.89 knots: a total sum of EURO 30,000.00 (Thirty Thousand)

from 0.90 knots to 0.99 knots: a total sum of EURO 35,000.00 (Thirty Five Thousand)

from 1.00 knots to 1.09 knots: a total sum of EURO 40,000.00 (Forty Thousand)

from 1.10 knots to 1.19 knots: a total sum of EURO 50,000.00 (Fifty Thousand)

(c)                                  If the deficiency in actual speed of the VESSEL during the trial run is more than twelve/tenths (12/10) of a know below the guaranteed speed of the VESSEL, then the BUYER may, at his option, reject the VESSEL, and rescind this Contract in accordance with the provisions of Article XI of this Contract, or accept the VESSEL with a total reduction of EURO 50000(Euro Fifty Thousand).

3.                                      FUEL CONSUMPTION:

(a)                                  The Contract Price shall not be affected or changed by reason of the fuel consumption of the VESSEL, as determined during the shop tests at the Engine manufacturer in accordance with the Specification, being less than or equal to 5%, in excess of the guaranteed fuel consumption.

(b)                                 However, should the actual fuel consumption as aforesaid exceed 5% of the guaranteed fuel consumption, the Contract Price shall be reduced by the sum of EURO 20,000.00 (Euro Twenty Thousand) for each full one percent (1%) increase in fuel consumption above the said 5% up to a maximum of 8%.

(c)                                  If such actual fuel consumption exceeds 8% of the guaranteed fuel consumption, the BUYER may, at its option, reject the VESSEL and rescind this Contract in accordance with the provisions of Article XI of this Contract or accept the vessel with a total reduction of the total price of EURO 60,000.00 (Euro sixty thousand)

4.                                      DEAD-WEIGHT

(a)                                  In the event that the actual dead-weight of the VESSEL as determined in accordance with the Specification is less than or in excess of the guaranteed dead-weight of the VESSEL, the Contract Price shall either be reduced by the sum of EURO 500.00 (Euro Five Hundred) for each full metric ton of such deficiency being more than 50 metric tons, up to a maximum deficiency of 150 metric tons or increased by the sum of EURO 500.00 (Euro Five Hundred) for each full metric ton of such increase being more than 50 metric tons but up to a maximum 150tons, that is a maximum increase of EURO 50,000.00 (Euro Fifty Thousand).

(b)                                 In the event of such deficiency in the actual dead-weight of the VESSEL being 150 metric tons or more, then, the Buyer, at its option, may reject the VESSEL and rescind this Contract in accordance with the provisions of Article XI hereof or accept the VESSEL at a reduction in the Contract Price as above provided for 150 metric tons only, that is, at a total reduction of EURO 50,000.00 (Euro Fifty Thousand).

5.                                      CARGO TANKS CUBIC CAPACITY

(a)          In the event that the actual cargo tanks cubic capacity (including slops tanks) of the VESSEL as determined in accordance with the Specifications is less than the guaranteed cargo tanks cubic capacity (including slops tanks) of the VESSEL, the Contract Price shall be reduced, however, if such deficiency does not exceed 50 Cubic metres, the Contract Price shall not be affected or changed by the reason of such deficiency.

(b)         In the event of such deficiency in the actual cargo tanks cubic capacity (including slops tanks) of the VESSEL being more than such 50 cubic metres, the Contract Price shall be reduced by the sum of EURO 500.00 (Euro Five Hundred) for each full cubic metre (disregarding all fractions of one cubic metre) from such 50 cubic metres deficiency.

(c)          In the event of such deficiency in the actual cargo tanks cubic capacity (including slops tanks) of the VESSEL being 150 cubing metres or more, then, the BUYER may, at its option, reject the VESSEL and rescind this Contract in accordance with the provisions of Article XI hereof or may accept the VESSEL at a reduction in the Contract Price as above provided for only, that is, at a total reduction of EURO 50,000.00 (Euro Fifty Thousand).

(d)         In the event that there will be a deficiency both in the actual deadweight or the VESSEL up to 150 metric tons and in the actual cargo tank cubic capacity up to 150 cubic metres the Contract Price shall be reduced only once on the basis of the larger of the two deficiencies by the sum of EURO 500 for each full metric ton of deadweight deficiency or by each cubic meter of cargo tank cubic capacity deficiency as the case may be.

6.                                      DESIGN RESPONSIBILITY

It is expressly understood and agreed that the SELLER shall be solely responsible for the design of the VESSEL by its subcontractor Callatis Modeling and Trading.  Notwithstanding that all test results, plans and drawings for the VESSEL shall (as detailed hereafter) be submitted to and approved by the Classification Society and the BUYER, the SELLER shall at all times warrant the accuracy and the sufficiency of the VESSEL s design to permit the VESSEL to meet the requirements of this Contract and the Specification.

7.                                      EFFECT OF RESCISSION

It is expressly understood and agreed by the parties hereto that in any case, if the BUYER rescinds this Contract under this Article, the BUYER shall not be entitled to any liquidated damages, but the parties shall follow the provisions of Article XI hereof.

ARTICLE V

APPROVAL OF PLANS AND DRAWINGS AND INSPECTION DURING

CONSTRUCTION

1.                                      APPROVAL OF PLANS AND DRAWINGS:

(a)        The SELLER shall submit to the BUYER, by e-mail, copies of each of the plans and drawings to be submitted thereto for its approval at its address as set forth in Article XVIII hereof.  The BUYER shall, within five (5) days after receipt thereof, return to the SELLER, by e-mail, one copy of such plans and drawings with the BUYER’ s approval or comments written thereon, if any.  A list of the plans and drawings to be so submitted to the BUYER shall be mutually agreed upon between the parties hereto.  The Buyer’s comments shall not conflict with Class rules and regulations and or with the Specification.

The SELLER is entitled to refuse any amendment which will, in the judgment of the SELLER, cause unreasonable delay or disturbance to the SELLER’S construction schedule and/or planning or programme.

(b)       When and if the Representative (as hereinafter defined) shall have been sent by the BUYER to the Shipyard in accordance with Paragraph 2 of this Article, the SELLER may submit the remainder, if any, of the plans and drawings in the agreed list, to the Representative for his approval, unless otherwise agreed upon between the parties hereto.

The Representative shall return to the SELLER one (1) copy of such plans and drawings with his approval or comments written thereon, if any, in the manner it would not cause any delay to the building schedule (max 5 days).

Approval by the Representative of the plans and drawings duly submitted to him shall be deemed to be the approval of the BUYER for all purposes of this Contract.

(c)        In the event that the BUYER or its Representative shall fail to return the plans and drawings to the SELLER within the time limit as hereinabove provided, such plans and drawings shall be deemed to have been automatically approved without any comment.

(d)       Approval by the BUYER and/or its representative of plans and drawings submitted by the SELLER shall not affect SELLER’S obligations and BUYER’s rights under this Contract.

2.                                      APPOINTMENT OF BUYER’S REPRESENTATIVES:

The BUYER may send to and maintain at the Shipyard, at the BUYER’s own risk and expense, one or more representative who shall be duly authorized in writing by the BUYER (hereinafter called the “Representative”) to act on behalf of the BUYER in connection with the supervision of construction of the VESSEL, modifications of the Specifications, approval of the plans and drawings, attendance to the tests and inspections relating to the VESSEL, its machinery, equipment and outfitting, and any other matters for which he is specifically authorized by the BUYER. However, the BUYER shall nominate one of the representatives as a single responsible party.

3.                                      INSPECTION BY REPRESENTATIVES:

The necessary inspections of the VESSEL, its machinery, equipment and out fittings shall be carried out by the BUYER’s Representative(s), the Classification Society, other regulatory bodies as mentioned in the Specification and/or an inspection team of the SELLER throughout the entire period of construction, in order to ensure that the construction of the VESSEL is duly performed in accordance with this Contract and the Specification.

4.                                      RIGHTS OF BUYER’S REPRESENTATIVES

The BUYER’s Representative shall, in working hours during the construction until delivery and acceptance of the VESSEL have the unrestricted free and prompt access to the VESSEL, her equipment and accessories and to any other place when and where work is in progress as well as the right to inspect and attend the VESSEL, and all work in progress, materials utilized and quality of work in connection with the construction thereof wherever such work is being done within Shipyard’s premises or the premises of subcontractors of the SELLER or such materials and equipment are stored, for the purpose of determining that the VESSEL is being constructed in accordance with the terms of this Contract and the Specifications and approved Plans.  BUYER’s representatives shall be allowed to inspect/visit the subcontractors.

The construction of the VESSEL, its machinery, equipment and outfitting shall be subjected, throughout the entire period of construction, to quality control by a quality control department of Shipyard.

The SELLER shall give the Representatives reasonable advance notice of the date and place but at least 24 hours advance notice of tests and inspections within the Shipyard stating particulars of any tests or inspections which may be attended by the Representatives provided that in exceptional circumstances the manner in which such notice is given may be modified by mutual agreement.

The SELLER shall at all times make available to the BUYER’s Representative an Overall Building Schedule from which a Monthly Schedule will be extracted.  With reference to the Monthly Schedule, a weekly Inspection Schedule will be devised and presented to the BUYER’s Representative the Friday before the relevant week.  This Inspection Schedule must be reasonable at all times in order to allow the BUYER’s supervisors to cany out their duties properly and inspections must be spread over a reasonable time, but to follow building schedule at the same rate.  In principle, no inspections to be applied on Saturdays and Sundays, unless mutually agreed upon in order to meet the SELLER’s schedule.

For tests or inspections outside the Shipyard sufficient advance notice to allow for the Representatives to arrange transportation shall be given.  This notice shall be as per Specification.  The SELLER to provide the Representative with copies of all test and inspection results as may be reasonably required.

Failure of the Representative to be present at the tests and inspections after due notice shall be deemed to be a waiver of the BUYER’s right to be present, and in such case the BUYER’s representative shall be obliged to accept the results of such tests and inspections on the basis of the SELLER’s, the Classification Society’s and the maker’s reports on the said result.

The Representative shall notify the SELLER promptly, in writing, if, in his opinion, any construction or property, which is discovered does not or will not conform to this Contract and the Specification and/or approved plans.

The decision, approval or advice of the BUYER’s Representative shall be deemed to have been given by the BUYER.  The BUYER’s Representative shall notify the SELLER promptly in writing of his discovery of any construction, quality of work or materials, which he believes do not or will not conform to the requirements of the Contract and/or the Specifications and/or Plans and likewise advise and consult the SELLER on all matters pertaining to the construction of the VESSEL, as may be required by the SELLER, or as he may deem necessary.

If the Representative shall notify the SELLER that any construction, quality of work or materials does not or will not conform to this Contract and/or the Specification, the SELLER shall take steps that will result in conforming the VESSEL to this Contract and/or the Specification as appropriate, if the SELLER agrees with his view.  Any disagreement pertaining to Class or Rules and Regulations specified in the Specification shall if possible be resolved with the intervention of Class, falling which in accordance with Article XII herein.

The inspection thus exercised on behalf of the BUYER shall not alter or diminish the responsibility of the SELLER to construct the VESSEL in accordance with the Contract, the Specification and Plans with regard to the time of delivery or quality of the VESSEL.

5.                                      FACILITIES

The SELLER shall furnish the Representative and his assistant(s) with adequate office space, equipped with desks, chairs, tables, filing cabinets, international line for telefax, internal and external telephone extension or in the immediate vicinity of the Shipyard as may be necessary to enable them to effectively carry out their duties.

The BUYER shall pay at the SELLER’S normal rate of charges, the call charges in respect of telephone, telefax and the cost of any additional office equipment or furniture over that above referred to.

With an ample prior notice by the BUYER, the SELLER shall help in finding for the Representative(s) suitable and convenient living quarters nearest possible to the Shipyard, which shall be provided for the entire construction period, all at the BUYER’S expense.

6.                                      LIABILITY OF SELLER:

The Representative and his assistant(s) shall at all times be deemed to be the employees of the BUYER and not of the SELLER.  The SELLER shall be under no liability whatsoever to the BUYER, the Representative or his assistant(s) for personal injuries, including death, suffered during the time when he or they are on the VESSEL, or within the premises of either the SELLER or its subcontractors, or are otherwise engaged in and about the construction of the VESSEL, unless, however, such personal injuries, including death, were caused by gross negligence of the SELLER, or of any of its employees or agents or subcontractors.  Nor shall the SELLER be under any liability whatsoever to the BUYER, the Representative or his assistant(s) for damage to, or loss or destruction of property of the BUYER or of the Representative or his assistant(s) unless such damage, loss or destruction were caused by a gross negligence of the SELLER, or of any of its employees or agents or subcontractors.

The BUYER shall defend, protect, indemnify and hold harmless the SELLER or any of its employees, agents or sub-contractors from and against all proceedings, costs, claims, expenses and liabilities whatsoever including attorneys fees, arising out of or in respect of personal injuries (including death) or for damage to or for loss of or destruction of property suffered as aforesaid by the Representative and any assistant or to the BUYER’S employees and agents except those caused by the gross negligence of the SELLER or any its employees, agents or sub-contractors.

7.             RESPONSIBILITY OF BUYER:

The BUYER shall undertake and assure that the Representative shall carry out his duties hereunder in accordance with the Contract. Specification and the normal shipbuilding practice of the SELLER and in such a way as to avoid any unnecessary increase in building cost, delay in the construction of the VESSEL, and/or any disturbance in the construction schedule of the SELLER.  The BUYER’s Representative shall abide by the work rules and regulations prevailing at the premises of the SELLER and its subcontractors and explanation of which in English shall be provided in writing to Representative.

The BUYER’s Representative shall, within the limits of the authority conferred upon him by the

BUYER, make decisions or give advice to the SELLER on behalf of the BUYER promptly on all problems arising out of, or in connection with the construction of the VESSEL and generally act in a reasonable manner with a view to cooperating with the SELLER in the construction process of the VESSEL.

The SELLER, if substantiated complaints exist, has the right to request the BUYER to replace the Representative who is deemed unsuitable and unsatisfactory for the proper progress of the VESSEL’S construction.  The BUYER shall investigate the situation by sending its representative(s) to the Shipyard if necessary, and if the BUYER considers that the SELLER’S request is justified, the BUYER shall effect such replacement as soon as conveniently possible.

ARTICLE VI - MODIFICATIONS

1.                                      MODIFICATION OF SPECIFICATION

The Specification and Plans with which the VESSEL shall be constructed may be modified and/or changed by written agreement of the parties hereto, provided that the BUYER and The SELLER shall first agree, before such modifications and/or changes are carried out, to alterations in the Contract Price, the Delivery Date and other terms and conditions of this Contract and Specification occasioned by or resulting from such modifications and/or changes.  The SELLER shall use every reasonable effort to accommodate the wishes of the BUYER with regard to any modification of the Specification and to mitigate the costs and other effects of such modification.

Such agreement may be effected by exchange of letters signed by the authorised representatives of the parties hereto or by either fax or telex, confirmed by such letters, manifesting agreements of the parties hereto which shall constitute amendments to this Contract and/or the Specification.

The SELLER may make minor changes to the Specification, if found necessary for introduction of improved production methods or otherwise, provided that the SELLER shall first obtain the BUYER’S written approval, which shall not be unreasonably withheld.

2.                                      CHANGE IN CLASS REQUIREMENTS, RULES AMD REGULATIONS AND REGULATORY BODIES:

In the event that, after the date of signature of this Contract, any requirements as to Class, or as to rules and regulations to which the construction of the VESSEL is required to conform, are altered or changed by the Classification Society or the other regulatory bodies as defined in to the Specification and/or flag authorised to make such alterations or changes, the following provisions shall apply:

(a)                                  If such alterations or changes are compulsory for the VESSEL, either of the parties hereto, upon receipt of such information, shall promptly transmit details of the alterations or changes to the other in writing, and the SELLER shall thereupon incorporate such alterations or changes into the construction of the VESSEL, provided that the BUYER and the SELLER shall first agree to reasonable adjustments required by the SELLER in the Contract Price, the Delivery Date and other terms and conditions of this Contract and the Specification occasioned by or resulting from such alterations or changes.

(b)                                 If such alterations or changes are not compulsory for the VESSEL, up to Vessel’s delivery date but the BUYER desires to incorporate such alterations or changes into the construction of the VESSEL, then the BUYER shall notify the SELLER of such intention.  The SELLER shall accept such alterations or changes, provided that such alterations or changes will not, in the reasonable judgment of the SELLER adversely affect the SELLER’S planning or programme in relation to the SELLER’S other commitments and provided, further, that the BUYER and the SELLER shall first agree to adjustments in the Contract Price, the Delivery Date and other terms and conditions of this Contract and the Specification occasioned by or resulting from such alterations or changes.

Agreements as to such alterations or changes under this Paragraph shall be made in the same manner as provided in Paragraph 1 of this Article for modifications or changes to the Specification.

3.                                      SUBSTITUTION OF MATERIALS:

In the event that any of the materials and/or equipment required by the Specification or otherwise under this Contract for the construction of the VESSEL cannot be procured in time or are in short supply to maintain the Delivery Date of the VESSEL, the SELLER may, provided that the BUYER shall so agree first in writing, (such agreement not to be unreasonably withheld) supply other materials and/or equipment of at least the same standard and quality in accordance with the requirements of the Classification Society and of the rules, regulations requirements with which the construction of the VESSEL must comply in accordance with the terms of this Contract and the Specification.  Should the BUYER request certain equipment which is more expensive than that one the SELLER suggested within those, provided by the Makers list, then the respective price balance shall be on BUYER’s account.  Any agreements as to such substitution of materials under this Paragraph shall be made in the same manner as provided in Paragraph 1 of this Article and shall, likewise, include alterations in the Contract Price and other terms and conditions of this Contract occasioned by or resulting from such substitution.

4.                                      PAYMENT FOR MODIFICATIONS:

The BUYER shall pay the SELLER the cost of all agreed modifications at the time of delivery and acceptance of the VESSEL, or as may be otherwise agreed.

ARTICLE VII - TRIAL AND ACCEPTANCE

1.                                      NOTICE

Taking to account that the VESSEL will be constructed at the SELLER’S Shipyard and then taken via the Danube River to the Black Sea for trials and delivery the following are confirmed by the SELLER:

(a)          The vessel will be, save to any minor works, complete in construction and outfitting at the SELLER’s shipyard prior to navigation to the Black Sea.

(b)         There is enough draft and air draft under bridges on the river Danube for safe navigation between Turnu Severin and Black Sea.

(c)          Sea trials will be conducted in the Black Sea.

(d)         The delivery of the VESSEL will take place in a suitable Romanian sea port at a safe berth safely afloat.

(e)          If any grounding has occurred until delivery or if any post sea-trial inspection/dry docking is necessary, they will be carried out in a suitable Romanian sea port at the SELLER’S cost and expense.

When the VESSEL has been fully equipped and painted and all quay side tests have been carried out and the VESSEL is in every respect completed according to the relevant provisions of the Specification the SELLER shall give the BUYER at least (30) days approximate prior notice either by fax or telex, confirmed in writing, of the time, place and programme of the sea trials of the VESSEL, and the BUYER shall promptly acknowledge receipt of such notice.

The BUYER shall be entitled to have their Representative(s) on board the VESSEL to witness such sea trials.

Failure in attendance of the Representative of the BUYER at sea trials of the VESSEL after due notice to the BUYER as above provided shall be deemed to be a waiver by the BUYER of its right to have their Representative(s) on board the VESSEL during sea trials, and the SELLER may conduct sea trials without the Representative of the BUYER being present provided that a representative of the Classification Society shall be present throughout such sea trials on board the VESSEL, and in such case the BUYER shall be obliged to accept the VESSEL on the basis of a certificate of the SELLER endorsed by the Classification Society that the VESSEL, on sea trials is found to conform to this Contract and the Specificiation.

2.                                      WEATHER CONDITIONS:

The sea trials shall be carried out under weather conditions in accordance with the Specification.

In the event of unfavourable weather on the date specified for the trial run, the same shall take place on the first available day thereafter on which weather conditions permit.  The SELLER shall give adequate prior notice of commencement of such postponed sea trial so as to give the BUYER’s Representative and the representative of the Classification Society sufficient time to attend the postponed trial.

It is agreed that, if during the trial run of the VESSEL, the weather or sea conditions should suddenly become so unfavourable that orderly conduct of the trial run can no longer be continued, the sea trial shall be discontinued and postponed until the first favourable day thereafter, unless the BUYER shall assent in writing to acceptance of the VESSEL on the basis of the trial run already made before such discontinuance has occurred.

Any delay of the trial run caused solely by such unfavourable weather or sea conditions shall operate to postpone the Delivery Date by the period of delay involved and such delay shall be deemed as a permissible delay in the delivery of the VESSEL.

3.                                      HOW CONDUCTED:

The Sea Trial(s) shall be conducted according to the Program of the Sea Trials elaborated on basis of the Classification Society and Technical Specification provisions and shall be agreed upon with the Classification Society and the BUYER in due time.

The Sea Trial(s) shall be performed at the risk and expense of the SELLER, who will provide all necessary crew, fuel, and gas oil water, pilotage, all harbour duties and tug expenses as well as any other expenses in connection with the Sea Trial(s).  All lubricants are to be BUYER’s delivery and at BUYER’s expense.

Any lubricants delivered by the BUYER and consumed before and in connection with Sea Trial(s) and up to the time of delivery of the Vessel shall be measured and the BUYER shall be credited for the quantity of consumed lubricants against presentation of supplier’s invoice.

4.                                      METHOD OF ACCEPTANCE OR REJECTION:

(a)                                  Upon completion of the sea trials of the Vessel, the SELLER shall give immediate notice to the BUYER in writing of completion of the sea trial, provided that the SELLER considers that the results of the sea trials indicate conformity of the VESSEL to this Contract and the Specification, such notice shall be accompanied by test results in sufficient detail to enable the Buyer to make its own analysis.  The BUYER shall within maximum there (3) working days after receipt of such notice from the SELLER notify the SELLER in writing, of its acceptance or rejection of the VESSEL.

Should the results of the trial run indicate that the VESSEL, or any part or equipment thereof, does not conform to the requirements of this Contract and/or the Specification and/or Class then the SELLER shall take necessary steps to correct such non-conformity forthwith.  Upon completion of correction of such non-conformity, the SELLER shall conduct a further test and/or seatrial to enable the correction to be verified with the same provisions of the preceding paragraph relating to SELLER’s notice and BUYER’s acceptance or rejection of the VESSEL being also applicable in such an event.

(b)                                 In the event that the BUYER rejects the VESSEL, the BUYER shall indicate in its notice of rejection in what respect the VESSEL, or any part or equipment hereof does not conform to this Contract and/or the Specification and the reasons based on which the SELLER cannot remedy the defect.

Should any breakdowns occur during the Sea Trials, entailing their interruption or irregular performance, and breakdown cannot be repaired by the normal means available on board, the trial to affected will be cancelled and will be repeated by at the expense of the SELLER.  The time period required for the repairs will produce and extension of the delivery date to be agreed upon by the BUYER and SELLER if caused by events which permit extension of the delivery date under Article IX.  If the breakdown is repaired by normal means available on board, the Sea Trial will be continued and considered as a valid trial.

(c)                                  In the event that the BUYER fails to notify the SELLER in writing, of the acceptance of or the rejection together with the reason there for of the VESSEL within the period as provided in the above sub-paragraphs (a) or (b), the BUYER shall be deemed to have accepted the VESSEL.

(d)                                 If the BUYER rejects the VESSEL pursuant to this Article, the SELLER shall be entitled to dispute such rejection in accordance with Article XIII of this Contract.

5.                                      EFFECT OF ACCEPTANCE:

The BUYER’s acceptance of the VESSEL as above provided, shall be final and binding so far as conformity of the VESSEL to this Contract and the Specification is concerned and shall preclude the BUYER from refusing formal delivery of the VESSEL as hereinafter provided, if the SELLER complies with all other procedural requirements for delivery as provided in Article VIII hereof, however the BUYER’s acceptance of the VESSEL, shall not in any way affect the BUYER’s rights under Article X of this Contract.

6.                                      DISPOSAL OF SURPLUS CONSUMABLE STORES:

Should any HFO or DFO furnished by the SELLER for the trial run remain on board the VESSEL at the time of acceptance thereof by the BUYER, the BUYER agrees to buy the same from the SELLER at the original purchase Price thereof (net of any available discounts), and payment by the BUYER shall be effected upon delivery of the VESSEL.  Upon delivery of the VESSEL all fresh water tanks shall be full without cost to the BUYER.  Similarly, any L.O. or Hydraulic Medium used for flushing or consumed up to the time of delivery, which has been supplied by the BUYER, will be paid by the SELLER to the BUYER at BUYER’S original purchase Price thereof net of any available discounts but not higher than the domestic prices in Romania.

ARTICLE VIII - DELIVERY

1.             TIME AND PLACE

The VESSEL shall be delivered safely afloat at a safe and accessible berth in a Romanian sea port by the SELLER to the BUYER on or before                                                                   after the Contract becoming effective after completion of satisfactory trial run(s) and acceptance by the BUYER pursuant to Article VII hereof (together with all certificates and documents listed in Paragraph 3 below in the condition therein stated) except that, in the event of delays in the construction of the VESSEL or any performance required under this Contract due to causes which under the terms of this Contract permit postponement of the date for delivery, the aforementioned date for delivery of the VESSEL shall be postponed accordingly up to the maximum extent permitted by the said terms.  The aforementioned date, or such later date to which the requirement of delivery is postponed pursuant to such terms or by express written agreement of the Parties, is herein called the “Delivery Date”.

2.             WHEN AND HOW EFFECTED

Provided that the BUYER shall have fulfilled all of its obligations stipulated under this Contract, delivery of the VESSEL shall be effected forthwith by the concurrent delivery by each of the Parties to the other of the PROTOCOL OF DELIVERY AND ACCEPTANCE, acknowledging delivery of the VESSEL by the SELLER and acceptance thereof by the BUYER.  The form of PROTOCOL OF DELIVERY AND ACCEPTANCE shall be as set out in Appendix III to this Contract.

3.             DOCUMENTS TO BE DELIVERED TO BUYER

Upon delivery and acceptance of the VESSEL, the SELLER shall deliver to the BUYER the following documents, which shall accompany the PROTOCOL OF DELIVERY AND ACCEPTANCE:

(a)                                  PROTOCOL of Trials of the VESSEL made pursuant to the Specification.

(b)                                 PROTOCOL OF INVENTORY of the equipment of the VESSEL, including spare parts and the like, all as specified in the Specification.

(c)                                  PROTOCOL OF STORES OF CONSUMABLE NATURE referred to under Paragraph 6 of Article VII hereof, including the original purchase Price thereof.

(d)                                 ALL CERTIFICATES (as specified in the Specification) required to be furnished upon delivery of the VESSEL pursuant to this Contract and the Specification.  It is agreed that if, through no fault on the part of the SELLER, the classification certificate and/or other certificates are not available at the time of delivery of the VESSEL, provisional certificates shall be accepted by the BUYER, provided that the SELLER shall furnish the BUYER with the formal certificates as promptly as possible after such formal certificates have been issued.  All such certificates shall be “clean” i.e. without any subjects or conditions, recommendations or notations.

(e)                                  BUILDER’S CERTIFICATE, in two originals, duly notarised and legalised by Apostil.

(f)                                    DECLARATION OF WARRANTY of the SELLER that the VESSEL is delivered to the BUYER free and clear of any liens, charges, claims, mortgages, or other encumbrances upon the BUYER’s title thereto, and in particular, that the VESSEL is absolutely free of all burden in the nature of duties, taxes or charges imposed by the governmental authorities in Romania, as well as of all liabilities of the SELLER to its suppliers, subcontractors, employees and crew, and of all liabilities arising from the operation of the VESSEL in trial runs, or otherwise, prior to delivery.

(g)                                 AS BUILT DRAWINGS, pertaining to the VESSEL as stipulated in the Specification.

(h)                                 COMMERCIAL INVOICE.

(i)                                     NON-REGISTRATION CERTIFICATE.

(j)                                     Two (2) original Bills of Sale duly notarised and legalised by Apostil.

(k)                                  The Seller shall provide The Buyer with a Classification Certificate issued by Bureau Veritas.

4.                                       Tender of VESSEL

If the BUYER fails to take delivery of the VESSEL after completion thereof according to this Contract and the Specification without any justifiable reason, the SELLER shall have the right to tender delivery of the VESSEL after compliance with all procedural requirements as above provided.

5.                                       Removal of VESSEL:

The Buyer shall take possession of the VESSEL immediately upon delivery and acceptance therof and shall remove the VESSEL from the delivery place within five (5) days after delivery and acceptance thereof is effected, unless otherwise agreed by the SELLER, provided the full payment due for the VESSEL has been paid by the BUYER to the SELLER.

If the BUYER shall not remove the VESSEL from the delivery place within the aforesaid five (5) days, then, in such event, the BUYER shall pay to the SELLER reasonable mooring charges for the VESSEL.

6.                                       Title and Risk:

Title to and risk of loss of the VESSEL shall pass to the BUYER only upon delivery and acceptance thereof having been completed as stated above; it being expressly understood that, until such delivery is effected, title to and risk of loss of the VESSEL and her equipment as well as risk of loss of BUYER’s supplies (which are actually in SELLER’s custody) shall be in the SELLER, excepting risks of war, earthquakes and tidal waves.  The title to the BUYER’s supplies as provided in the Specification, shall remain with the BUYER.

ARTICLE IX - DELAYS AND EXTENSION OF TIME FOR DELIVERY

(FORCE MAJEURE)

1.                                      CAUSES OF DELAY:

If, at any time before the actual delivery of the VESSEL, either the construction of the vessel and/or her sailing towards the Black Sea, or any performance required as a pre-requisite of delivery of the vessel is delayed due to Acts of God; acts of princes or rulers, requirements of Government Authorities; war or other hostilities or preparations therefor; blockade; revolution, insurrections; mobilisation, civil war, civil commotion or riots; vandalism, sabotages, strikes, lock-outs or other labour disturbances; plague or other epidemics; quarantines; flood, typhoons, hurricanes, storms or other weather conditions not included in normal planning; earthquakes; tidal waves; landslides; fires, explosions, collisions or strandings; embargoes; delays or failure in transportation; shortage of materials, machinery or equipment; import restrictions; inability to obtain delivery or delays in delivery of materials, machinery or equipment, provided that at the time of ordering the same could reasonably be expected by the SELLER to be delivered in time, prolonged failure, shortage or restriction of electric current, oil or gas; defects in materials, machinery or equipment supplied from sources outside SELLER’s shipyard which could not have been detected by the SELLER using reasonable care; casting or forging rejects or the like not due to negligence; delays caused by the Classification Society or other bodies whose documents are required; destruction of or damage to the Shipyard or works of the SELLER, its sub-contractors or suppliers, or of or to the vessel or any part thereof, by any causes herein described; delays in the SELLER’S other commitments resulting from any causes herein described which in turn delay the construction of the vessel or the SELLER’S performance under this contract; low levels of the water in the River Danube below 2.5 metres in depth along the route from the Shipyard to the Black Sea, local temperature higher than 30 degrees (in the shade) centigrade, or lower than 5 degrees centigrade and/or other weather conditions technologically unacceptable; other causes or accidents beyond the control of the SELLER, its sub-contractors or suppliers, then and in such case, the Delivery Date shall be postponed for a period of time which shall not exceed the total accumulated time of all such delays but in any case up to the permitted maximum stated in Paragraph 5 of this Article IX, except that concurrent delays shall not be calculated as cumulative.

However, the happening of any of the aforementioned contingencies shall cot give rise any extension of the Delivery Date unless;

(i)                                the occurrence of the foregoing circumstances could not reasonably have been foreseen by the SELLER at the date of signing of this Contract; or

(ii)                             the SELLER shall have exercised, in connection with any such circumstances, reasonable due diligence to avoid or minimize the occurrence of such circumstances; and

(iii)                          the SELLER shall have used its reasonable efforts to mitigate the duration and effects of such circumstances on the schedule for construction of the Vessel.

The SELLER shall not be entitled to an extension of the delivery date pursuant to this Article IX to the extent that the force majeure event in question has been directly caused by the negligence of the SELLER, its servants or agents or of the SELLER’s subcontractors, their servants or agents.

2.                                      NOTICE OF DELAY:

Promptly, but in any event within five (5) days after the date when the case of Force Majeure is affecting the SELLER’s program for construction, sailing, completion and delivery of the VESSEL, on account of which the SELLER claims that it is entitled under this Contract to a postponement of the Delivery Date, the SELLER shall notify the BUYER in writing, of the date on which such cause of delay occurred, the nature of same, its expected duration, and SELLER’s valuation of its consequences on the delivery date and steps that SELLER intends to take to overcome such cause of delay.

Likewise, within five (5) days after the date of ending of such cause of delay, the SELLER shall notify the BUYER either by telex or fax, confirmed in writing, of the date on which such cause of delay ended.

The SELLER shall as soon as possible notify the BUYER of the period by which the Delivery Date is postponed by reason of such cause of delay with all reasonable despatch after it has been determined.  If the SELLER shall fail to notify the BUYER of the commencement and/or ending of any such cause of delay within each period five (5) days as aforesaid, its rights to claim for the permissible delay for the period of such delay shall be automatically disallowed.  Failure of the BUYER to object to the SELLER’S claim for postponement of the Delivery Date within five (5) days after receipt by the BUYER of such notice of claim shall be deemed to be a waiver by the BUYER of its right to object to such postponement of the Delivery Date.

3.                                     SELLER’S DUTY OF MITIGATION

Throughout any period during which the SELLER claims an extension to the Delivery Date on grounds of permissible delay, the SELLER shall use all best efforts to minimise the delay and the effects thereof and shall keep the BUYER fully informed of all such efforts.

4.                                     DEFINITION OF PERMISSIBLE DELAY:

Delays on account of such causes as are specified in paragraph 1 of this Article and any other delays of a nature which under the terms of this Contract permit postponement of the Delivery Date shall be understood to be permissible delays and are to be distinguished from unauthorised delays on account of which the Contract Price is subject to adjustment as provided for in Article IV hereof.

5.                                     RIGHT TO RESCIND FOR EXCESSIVE DELAY:

If the total accumulated time of all delays on account of the causes specified in Paragraph 1 of this Article amounts to one hundred and fifty (150) days or more, then, in such event, the BUYER may rescind this Contract in accordance with the provisions of Article XI hereof.

The SELLER may, at any time after the accumulated time of the aforementioned delays justifies rescission by the BUYER, demand in writing that the BUYER shall within twenty (20) days after such demand is received by the BUYER, either notify the SELLER of his intention to rescind this Contract, or consent to a postponement of the Delivery Date to a specific future date: it being understood and agreed by the parties hereto that, if any further delay occurs beyond such specific future date the BUYER shall have the same right of rescission upon the same terms as hereinabove provided.

ARTICLE X - WARRANTY OF QUALITY

1.                                      GUARANTEE:

Subject to the provisions hereinafter set forth the SELLER undertakes to remedy or, if remedy cannot cure the defect, to replace, free of charge to the BUYER, any defects in the VESSEL which are due to defective construction, defective material and/or defective design and/or bad workmanship on the part of the SELLER and/or its suppliers and/or its subcontractors, provided that the defects are discovered within a period of twelve (12) months after the date of delivery of the VESSEL and a notice thereof is duly given to the SELLER as hereinafter provided and provided further that if any defect complained of shall consist of or relate to the painting of the VESSEL’s underwater parts, the period above referred to shall be twenty four (24) and not twelve (12) months.

For the purpose of this Article, the VESSEL shall include her hull, machinery, equipment and gear but excludes the consumable materials and parts, BUYER’s supplies other than the installation thereof.  If the guarantees given by suppliers and/or subcontractors have validity in excess of 12 or 24 months respectively, the SELLER will transfer any residual rights in the guarantees given by any supplier and/or subcontractor to the BUYER at the end of the Guaranteed Period under this Article.

Any defect on the painting of the underwater parts of the VESSEL that has been discovered and notified within the twenty four (24) months guarantee period shall be remedied on SELLER’s costs and expenses even if such remedy shall be made within two (2) months after the expiry of the said guarantee period, i.e. twenty six months after the date of delivery and acceptance of the VESSEL.

In addition to the above the SELLER shall on delivery of the VESSEL assign on to the BUYER the guarantees and all benefits arising therefrom which the SELLER shall obtain from all suppliers.

The guarantee period for parts of the VESSEL’S hull, her machinery and/or her equipment repaired or replaced by the SELLER or on his behalf shall be extended for a further period of three (3) months always provided that this three (3) months guarantee does not expire before the original twelve (12) months guarantee.  The Guarantee shall not in any way extend beyond fifteen (15) months from the delivery date of the VESSEL.

2.                                      NOTICE OF DEFECTS:

The BUYER shall notify the SELLER in writing or by telex or fax confirmed in writing, of any defects for which claim is made under this guarantee as promptly as possible, but anyhow not later than five (5) days, after discovery thereof.

The BUYER’s written notice shall describe as far as is possible the nature and ascertainable extent of the defects.

The SELLER shall have no obligation for any defect(s) discovered prior to the expiry date of the said twelve (12) months period, or as the case may be, the said twenty four (24) month period unless written notice thereof is given to the SELLER in accordance with the provisions of this Article X.2.  In respect, however, of major parts replaced or repaired within a period of twelve (12) months of the date of delivery and acceptance of the VESSEL, the SELLER’s guarantee obligations shall continue in full force and effect for a further (12) months from the date of completion of such repairs and/or installation of any replacement items, but in any event, the period of SELLER’s guarantee obligations shall not exceed fifteen (15) months after the date of delivery and acceptance of the VESSEL, but the

SELLER shall use their best endeavours to obtain from the suppliers a further twelve (12) months on each replaced item.

3.                                      REMEDY OF DEFECTS:

(a)                                  The SELLER shall remedy, at its expense, any defects against which the VESSEL is guaranteed under this Article, by making all necessary repairs or replacements, including the supply of fresh parts, materials or equipment in substitution for parts, materials and equipment found to be defective, at the Shipyard of the SELLER or elsewhere as provided in (b) herein.

(b)                                 However, if in the opinion of the BUYER it is impractical or inconvenient to bring the VESSEL to the Shipyard, the BUYER may cause the necessary repairs or replacements be made at another place which is deemed suitable for the purpose, provided that, in such event, the SELLER may forward or supply replacement parts or materials to the VESSEL, at the SELLER’s expense, unless forwarding or supplying thereof to the VESSEL would in the BUYER’s judgement impair or delay the operation or working schedule of the VESSEL.  In the event that the BUYER proposes to cause the necessary repairs or replacements to be made to the VESSEL at any other shipyard or works than the Shipyard, the BUYER shall first, but in all events as soon as possible, give the SELLER notice in writing or by telex or fax confirmed in writing of the time, place, items and costs at which such repairs will be made, and if the VESSEL is not thereby delayed, or her operation or working schedule is not thereby impaired, the SELLER shall have the right to verify by his own representative(s) the nature and extent of the defects complained of.

The SELLER shall, in such case, promptly advise the BUYER by telex or fax after such examination has been completed, of its acceptance or rejection of the defects as ones that are covered by the guarantee herein provided.

Upon the SELLER’s acceptance of the defects as justifying remedy under this Article, or upon award of any arbitration so determining, the SELLER shall immediately pay to the BUYER the cost of such repairs or replacements.  Such cost shall however not exceed what would be charged if the repairs or replacements had been made at the SELLER’S Shipyard.

(c)                                  In any case, the VESSEL shall be taken at the BUYER’s cost and responsibility to the place elected, ready in all respects for such repairs or replacements.

(d)                                 Any dispute under this Article shall be referred to arbitration in accordance with the provisions of Article XIII hereof.

4.                                      EXTENT OF SELLER’S RESPONSIBILITY:

(a)                                  The SELLER shall have no responsibility or liability for any other defects whatsoever in the VESSEL than the defects specified in paragraph 1 of this Article.  Nor shall the SELLER in any circumstances be responsible or liable for consequential or special losses, damages or expenses including but not limited to, loss of time, loss of profit or earning or demurrage directly or indirectly occasioned to the BUYER by reason of the defects specified in Paragraph 1 of this Article or due to repairs or other works done to the VESSEL to remedy such defects.

(b)                                 The SELLER shall not be responsible for any defects in any part of the VESSEL which may subsequent to delivery of the VESSEL have been replaced or in any way repaired by any other contractor unless such repairs have been approved by the SELLER, or for any defects which have been caused or aggravated by omission or improper use and maintenance of the VESSEL on the part of the BUYER, its employees or agents, or by ordinary wear and tear or by any other circumstances beyond the control of the SELLER.

(c)                                  The guarantee contained as hereinabove in this Article replaces and excludes any other liability, guarantee, warranty and/or condition imposed or implied by law, customary, statutory or otherwise, by reason of the construction and sale of the VESSEL by the SELLER for and to the BUYER.

5.                                      GUARANTEE ENGINEER

The SELLER shall have the right to arrange for one Guarantee Engineer to serve on the VESSEL as the SELLER’S representative for a period of twelve (12) months, at SELLER’s option, from the date of delivery of the VESSEL.  The BUYER and its employees shall give such Guarantee Engineer full cooperation in carrying out his duties as the representative of the SELLER onboard the VESSEL.  The BUYER shall accord the Guarantee Engineer the treatment comparable to the VESSEL’s Chief Engineer, and shall provide him with accommodation and subsistence at no cost to the SELLER and/or the Guarantee Engineer.

The BUYER may at its option terminate the stay of the Guarantee Engineer before the completion of one (1) year but in no event earlier than three (3) months after delivery of the VESSEL, with SELLER’s prior approval which not to be unreasonably withheld.

The BUYER shall pay to the SELLER for the Guarantee Engineer the sum of United States Dollars two thousand only (USD 2,000.00) per month to cover his/their miscellaneous expenses and the BUYER shall pay expense of repatriation of one person to Romania, by air upon termination of his service, and also shall pay the expense of his communications with the SELLER when made in performance of his duties as the Guarantee Engineer and the expenses, if any, of his medical and hospital care.  The BUYER shall indemnify the Guarantee Engineer for personal injuries, including death and damages to, or loss or destruction of property of the Guarantee Engineer, if such death injuries, damages, loss and/or destruction were caused by gross negligence or wilful misconduct of the BUYER, its successor(s) and/or assign(s) or its employees and/or agents.

In case the BUYER considers that the Guarantee Engineer is unsuitable for the job or is uncooperative with the VESSEL’s Chief Engineer, then the BUYER shall notify accordingly the SELLER and the SELLER shall assist to arrange replacement provided that such replacement is approved by the SELLER, and the crews certificates and passports of the replacing engineer(s) can be procured. Until the replacement is arranged as aforesaid, no replacement of the Guarantee Engineer on aboard shall be effected.

Pertaining to the detailed particulars of this paragraph, a detailed Contract will be executed between the Parties upon delivery of the VESSEL.

ARTICLE XI - RESCISSION BY BUYER

1.                                      RIGHT OR RESCISSION - NOTICE

The payments made by the BUYER prior to the delivery of the VESSEL shall be in the nature of advances to the SELLER.  In the event that the BUYER shall exercise its right of rescission of this Contract under and pursuant to any of the provisions of this Contract specifically permitting the BUYER to do so, and/or in the event that the VESSEL is determined to be an actual or constructive total loss, and/or in the event of the SELLER is declared bankrupt and/or going into liquidation (other than a voluntary liquitation for purposes of amalgamation or reconstruction) and/or having a Receiver appointed over any of its property assets and/or ceasing to carry on its business and/or declaring its intention to cease to carry on its business the BUYER shall be entitled (but not bound) to rescind this Contract whereupon the provisions of this Article shall apply and then in anyone of these events the BUYER shall notify the SELLER in writing or by fax and/or telex confirmed in writing, and such rescission shall be effective as of the date notice thereof is received by the SELLER.

2.                                      REFUND BY SELLER:

Thereupon the SELLER shall promptly refund to the BUYER the full amount of all sums paid by the BUYER to the SELLER on account of the VESSEL, together with interest, if any, thereon as herein provided, unless the SELLER proceeds to arbitration under the provision of article XIII.

In such event, the SELLER shall pay the BUYER interest at the rate of seven percent (7%) per annum on the amount required herein to be refunded to the BUYER, computed from the respective dates on which such sums were paid by the BUYER to the SELLER to the date of remittance by transfer of such refund to the BUYER by the SELLER, provided, however, that if the said rescission by the BUYER is made under the provisions of Paragraph 5 of Article IX hereof, and/or due to the actual or constructive total loss of the VESSEL then in such event the SELLER shall not be required to pay any interest.

3.                                      RETURN OF BUYER’S SUPPLIES:

If pursuant to the provisions of this Contract the SELLER is required to refund to the BUYER the instalments paid by the BUYER to the SELLER, the SELLER shall return to the BUYER all of the BUYER’s supplies not incorporated into the VESSEL and pay to the BUYER an amount equal to the purchase price, according with the invoices received by the BUYER from makers, of those supplies incorporated into the VESSEL.

4.                                      DISCHARGE OF OBLIGATIONS:

Upon such refund by the SELLER to the BUYER, all obligations, duties and liabilities of each of the Parties to the other under this Contract shall be forthwith completely discharged.

ARTICLE XII - BUYER’S DEFAULT

1.                                      DEFINITION OF DEFAULT

The BUYER shall be deemed in default of its obligation under the Contract if any of the following events occurs:

(a)                    The BUYER fails to pay the Second or Third or Fourth instalment to the SELLER in accordance with the provisions of Article III hereof; or

(b)                   The BUYER fails to pay the fifth instalment to the SELLER in accordance with Article III hereof; or

(c)                    The BUYER fails to accept and take delivery of the VESSEL, when the VESSEL is duly tendered for delivery by the SELLER under the provisions of Article VIII hereof within three (3) days from the tendered date and without any justifiable reason thereof under this Contract;

2.                                      NOTICE OF DEFAULT

If the BUYER is in default of any instalment of the Contract Price, or in performance of its obligations as provided hereinabove, the SELLER shall notify the BUYER to that effect by telex, e-mail or fax, after the date of occurrence of the default as per Paragraph 1 of this Article and the BUYER shall forthwith acknowledge by telex, e-mail or fax, confirmed to the SELLER that such notification has been received.  In case the BUYER does not give the aforesaid telex, fax or e-mail acknowledgment to the SELLER within five (5) banking days, it shall be deemed that such notification has been duly received by the BUYER.

3.                                      INTEREST AND CHARGE

If the BUYER is in default of payment as to any instalment as provided in Paragraph 1 (a) and/or 1 (b) of this Article, the BUYER shall pay interest on such instalment at the rate of seven percent (7%) per annum from the due date thereof to the date of payment to the SELLER of the full amount including all aforesaid interest.  In case the BUYER shall unjustifiably fail to take delivery of the VESSEL when required to as provided in Paragraph 1 (c) of this Article, the BUYER shall be deemed in default of payment of the fifth instalment and shall pay interest thereon at the same rate as aforesaid and mooring charges from and including the day on which the VESSEL is tendered for delivery by the SELLER to the date on which payment of the fifth instalment is received by the SELLER.

4.                                      DEFAULT BEFORE DELIVERY OF THE VESSEL

(a)          If any default by the BUYER occurs as defined in Paragraph 1 (a) or 1 (b) or 1 (c) of this Article, the Delivery Date shall, at the SELLER’s option be postponed for a period of continuance of such default by the BUYER.

(b)         If any such default as defined in Paragraph 1 of this Article committed by the BUYER continues for a period of fifteen (15) days after receipt by the BUYER of the notice provided for in Paragraph 2 of this Article, then, the SELLER shall have all following rights and remedies:

(i)                                     The SELLER may, at its option, cancel or rescind this Contract, by giving notice of such effect to the BUYER by letter or telefax or telex.  Upon receipt by the BUYER of such notice of cancellation or rescission, all of the BUYER’s supplies and all its equipment and machinery shall be kept as a security for the SELLER’s claims; and

(ii)                                  In the event of such cancellation or rescission of this Contract, the SELLER shall also be entitled to retain any instalment or instalments of the Contract Price paid by the BUYER to the SELLER as a security for SELLER’s claim; and

(iii)                               In addition to the above and in the event of such rescission or cancellation, the SELLER shall be entitled (but not bound) to exercise and enforce any or all of its rights, powers and remedies under this Contract (including but not limited to the sale of the VESSEL and application of the proceeds thereof pursuant to Paragraph 5 here below) and/or under any or all of the securities provided to the SELLER by way of security for the BUYER’s obligations hereunder.

5.                                      SALE OF THE VESSEL

(a)                    In the event of cancellation or rescission of this Contract by the SELLER as above provided, the SELLER shall have full right and power either to complete or not to complete the VESSEL as it deems fit, and to sell the VESSEL at a public or private sale on such terms and conditions as the SELLER thinks fit without being answerable for any loss or damage occasioned thereby.  In any case the SELLER shall use all reasonable endeavours to secure the best price obtainable.

In the case of sale of the VESSEL, the SELLER shall give reasonable early written notice by letter, telefax or telex, to the BUYER but the BUYER or any Companies within its group of any of its related parties shall not be entitled to bid for the VESSEL at a public auction or to make an offer to buy the VESSEL if it receives notice from the SELLER of its intention to sell it privately.

(b)                   In the event of the sale of the VESSEL in its completed state, the proceeds of sale received by the SELLER shall be applied firstly to payment of all expenses attending such sale and otherwise incurred by the SELLER as a result of the BUYER’s default, and then to payment of all unpaid instalments and/or unpaid balance of the Contract Price (less the value of the BUYER’s Supplies) and interest on such instalments at the interest rate as specified in the relevant provisions set out above from the respective due dates thereof to the date of application.

(c)                    In the event of the sale of the VESSEL in its incomplete state, the proceeds of sale received by the SELLER shall be applied firstly to all expenses attending such sale and otherwise incurred by the SELLER as a result of the BUYER’s default, and then payment of all costs of construction of the VESSEL (such costs of construction, as herein mentioned, shall include but are not limited to all costs of labour and/or prices paid or to be paid by the SELLER for the equipment and/or technical design and/or materials purchased or to be purchased, installed and/or to be installed on the VESSEL) less the instalments so retained by the SELLER, and compensation to the SELLER for a reasonable sum of loss of profit due to the cancellation or rescission of this Contract.

(d)                   If the proceeds of sale exceeds the total of amounts to which such proceeds are to be applied as aforesaid, the SELLER shall promptly pay the excess to the BUYER without interest, provided, however, that the amount of such payment to the BUYER shall in no event exceed the total amount of instalments already paid by the BUYER and the cost of the BUYER’s Supplies, if any.

(e)                    If the proceeds of sale are insufficient to pay such total amounts payable as aforesaid, the BUYER shall promptly pay the deficiency to the SELLER upon request, if such deficiency is exceeding the total amount of instalments already paid by the BUYER.

ARTICLE XIII - DISPUTE AND ARBITRATION

1.                                     PROCEEDINGS

This Contract shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Contract shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or reenactment thereof save to the extent necessary to give effect to the provisions of this Clause.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.  The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and give notice that it has done so within the 14 days specified.  If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly.  The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

2.                                      ALTERATION OF DELIVERY DATE

In the event of reference to arbitration of any dispute arising out of matters occurring prior to delivery of the VESSEL, the award may include any permissible postponement of the Delivery Date which the arbitration tribunal may deem appropriate.

3.                                      NOTICE OF AWARD

Notice of any award being issued shall immediately be given in writing or by telex confirmed in writing to the SELLER and the BUYER.

4.                                      EXPENSES

The arbitrator(s) shall determine which party shall bear the expenses of the arbitration or the proportion of such expenses which each party shall bear.

5.                                      ENTRY INTO COURT

In case of failure by either party to honor the Arbitration Award(s), a judgment may be entered in any proper court having jurisdiction thereof.

ARTICLE XIV - RIGHT OF ASSIGNMENT

1.                         The BUYER shall not be entitled to assign its rights under this Contract without the prior written consent of the SELLER (such consent not to be unreasonably withheld).

However the BUYER shall be entitled without the prior written consent of the SELLER but with prior written notice to the SELLER, to assign its rights under this contract in favour of a bank or financial Institution which will finance part or all of the pre-delivery instalments payable under this Contract as security for such financing (it being understood for the avoidance of doubt that:

(i)                                     Such assignment shall be an assignment by way of security in favour of a financier of the BUYER and not an assignment by way of transfer in favour of a third party purchaser,

(ii)                                  The SELLER shall not by virtue of such assignment have any additional obligation and/or risk other than those existing prior the date of such assignment and

(iii)                               The BUYER shall remain responsible for the Performance of all its obligations under this contract.)

2.                         Excluding an eventual subcontracting for any portion of the construction work of the VESSEL as provided in Article II paragraph 8 herein and the assignment of the rights under this contract to the bank and/or financial Institution which will finance part of the construction of the VESSEL with prior written notice to the BUYER, the SELLER may not assign or transfer any of its rights or obligations under this Contract

ARTICLE XV - TAXES AND DUTIES

1.                                      TAXES AND DUTIES IN ROMANIA:

The SELLER shall bear and pay all taxes and duties imposed in Romania in connection with the execution and/or performance of this Contract.

The SELLER shall hold the BUYER harmless from any payment of duty imposed in Romania upon materials or supplies which, under the terms of this Contract, or amendments thereto, may be supplied by the BUYER from abroad for the construction of the VESSEL.

The SELLER shall likewise hold the BUYER harmless from any payment of duty imposed in Romania in connection with materials or supplies for operation of the VESSEL, including running stores, provisions and supplies necessary to stock the VESSEL for its operation until the date of delivery and acceptance of the VESSEL. This indemnity does not, however, extend to any items purchased by the BUYER for use in connection with the VESSEL which are not absolutely required for construction or operation of the VESSEL.

2.                                      TAXES AND DUTIES OUTSIDE ROMANIA:

The BUYER shall bear and pay all taxes and duties imposed outside Romania in connection with execution and/or performance of this Contract except for taxes and duties imposed upon those items to be procured by the SELLER for construction of the VESSEL.

The cost connected to Greek flag registration will be also Buyers cost.

3.  For the avoidance of doubt it is hereby clarified that the SELLER shall meet all tax liabilities imposed in its own domicile (i.e. Romania) or elsewhere to the extent that such taxes relate to the performance of the contract works and/or the items to be provided by the SELLER in connection with the contract works, whereas the BUYER shall meet all other tax liabilities incurred outside SELLER’s domicile and wherever arising in connection with BUYER’s supplies.

ARTICLE XVI - PATENTS, TRADEMARKS, COPYRIGHTS, ETC.

Machinery and equipment of the VESSEL may bear the patent number, trademarks or trade names of the manufacturers.

The SELLER shall indemnify and hold harmless the BUYER from all costs, claims, damages and expenses (including legal fees on a full indemnity basis) incurred by or awarded against the BUYER as a result of or in connection with any claim brought against the BUYER for infringement of any patents, copyright or other intellectual property arising out of the performance of this Contract except where such claim arises howsoever in relation to any item of BUYER’s design and BUYER’s Supplies.

Nothing contained herein shall be construed as transferring any patent or trademark rights or copyright in equipment covered by this Contract. And all such rights are hereby expressly reserved to the true and lawful owners thereof.

ARTICLE XVII - BUYER’S SUPPLIES:

1.                                     RESPONSIBILITY OF THE BUYER:

(a) The BUYER shall, at its own risk, cost and expense, supply and deliver to the SELLER all of the items to be furnished by the BUYER as specified in the Specification (herein called the “BUYER’s Supplies”) at a warehouse or other storage of the Shipyard in their proper condition ready for installation in or on the VESSEL, in accordance with the time schedule designated by the SELLER.

(b) In order to facilitate installation by the SELLER of the BUYER’s supplies in or on the VESSEL, the BUYER shall furnish the SELLER with necessary specifications, plans, drawings, instruction books, manuals, test reports and certificates required by the rules and regulations. The BUYER, if so requested by the SELLER, shall, without any charge to the SELLER, cause the representatives of the manufacturers of the BUYER’S Supplies to assist the SELLER in installation thereof in or on the VESSEL and/or to carry out installation thereof by themselves or to make necessary adjustment thereof at the Shipyard.

(c) Any and all of the BUYER’s supplies shall be subject to the SELLER’S reasonable right of rejection, as and if they are found to be unsuitable or in improper condition for installation. However, if so requested by the BUYER, the SELLER may repair or adjust the BUYER’s Supplies without prejudice to the SELLER’S other rights and remedies hereunder and without being responsible for any consequences therefrom. In such case, the BUYER shall reimburse the SELLER for all costs and expenses incurred by the SELLER in such repair or adjustment and the Delivery Date shall be automatically postponed for a period of time necessary for such repair or replacement.

(d) Should the BUYER fail to deliver to the SELLER any item of Buyer’s Supplies including the necessary plans, instruction books, manuals, test reports and certificates mentioned in accordance with the time schedule designated by the SELLER, the Delivery Date of the Vessel shall be extended by the period of any delay in the construction of the Vessel directly caused thereby.

If delay in delivery of any of the BUYER’s Supplies exceeds ten (10) days then, the SELLER shall be entitled to proceed with construction of the VESSEL without installation thereof in or on the VESSEL, without prejudice to the SELLER’S other rights as hereinabove provided, and the BUYER shall accept and take delivery of the VESSEL so constructed.

2.                                     RESPONSIBILITY OF THE SELLER:

The SELLER shall be responsible for safely storing and handling with reasonable care the BUYER’s Supplies after delivery thereof at the Shipyard, and shall, at its own cost and expense, install them in or on the VESSEL, unless otherwise provided herein or agreed by the parties hereto provided always that the SELLER shall not be responsible for the quality, efficiency and/or performance of any of the BUYER’s Supplies.

BUYER’s Supplies will be delivered in Incoterms 2000 condition CIP Turnu Severin and each shipment will be accompanied by Pro-forma Invoices, Packing Lists, Conformity Certificates and EUR 1 Certificate. Same documents will be provided to the SELLER by fax at least one week in advance.

Return of Buyer’s Supplies

In the event of termination of this Contract through default of the SELLER, the SELLER shall return to the BUYER all BUYER’S Supplies at the SELLER’s expense. In such event, if it is not possible to return any item of BUYER’s Supplies, the SELLER shall refund to or give credit to the BUYER for the full value thereof according with the invoices paid by The BUYER to the Makers. All payments shall be made in EURO.

ARTICLE XVIII - NOTICE

1.                                     ADDRESS:

Any and all notices and communications in connection with this Contract shall be addressed as follows:

To the SELLER:	Severnav S.A.
204, Timisoara Str.,
220242 Drobeta Turnu-Severin,
Romania
Tel: +40 252 314 270
Fax: +40 252 313 215
E-mail: office@severnav.ro

and an e-mail copy of the notices and communications with regard to the technical documents (including plans and drawings) to design@severnav.ro

To the BUYER:	C/O Aegean Bunkering Services Inc
42 Hadjikyriakou Avenue,
Piraeus 185 38,
Greece
Tel: +302104586000
Fax: +302104586242
e-mail: shipping@aegeanoil.gr

and an e-mail copy of the notices and communications with regard to the technical documents (including plans and drawings) to BUYER’s technical consultant IOTA CORPORATION (Attn: Dr G.G. Parissis) at

123 Aldersgate Street
EC1A 4JQ London
United Kingdom

Tel: +44-207-2533660
Fax: +44-207-6082512
E-mail: gparissis@tiscali.co.uk

2.                                      LANGUAGE:

Any and all notices, communications, plans and drawings in connection with this Contract shall be written in the English language.

ARTICLE XIX - EFFECTIVE DATE OF CONTRACT

This Contract shall become effective when the following terms have been met in strict compliance with the following sequence:

1.	This Contract together with all the attachments, including The Makers List to it have been agreed upon and duly signed by both parties.

2.	Each party has confirmed in writing to the other one of the approval of his Board of Directors of the Contract.

3.	The BUYER’s bank has approved the BUYER’s financing and the BUYER has given written notice to the SELLER to that effect.

4.	The SELLER has provided the BUYER with the Refund Bank Guarantee for the 1st instalment.

5.	The BUYER has provided the SELLER with the Bank Guarantee for the payment of 2nd, 3rd, 4th and 5th instalments of the contract.

6.	The BUYER has made the payment of the first instalment to the SELLER.

If due to whatever reason, any one or more of the above conditions fail to be fulfilled (within 45 days after the date of signing) then this Contract shall be regarded null and void, having no effect whatsoever, unless otherwise agreed in writing by the Parties.

ARTICLE XX - INTERPRETATION:

1.                                     LAWS APPLICABLE:

The parties hereto agree that the validity and interpretation of this Contract and of each Article and part thereof shall be governed by English Law.

2.                                     DISCREPANCIES:

All general language or requirements embodied in the Specification are intended to amplify, explain and implement the requirements of this Contract.

However, in the event that any language or requirements so embodied permit of an interpretation inconsistent with any provisions of this Contract, then in each and every such event, the applicable provisions of this Contract shall prevail and govern.

The Specification and Plan are also intended to explain each other, and anything shown on the Plan and not stipulated in the Specification or stipulated in the Specification and not shown on the Plan shall be deemed and considered as if embodied in both.

In the event of conflict between the Contract and the Specification the Contract shall prevail and govern.

In the event of conflict between the Specification and Plan, the Specification shall prevail and govern.

In the case of conflict between any of the plans, that of the later date shall prevail and govern.

3.                                    COUNTING OF TIME

For the purposes of the giving of any advice, or notice under this Contract, a period of time shall begin to run on the day following the day when the advice or notification is given. A period of time stipulated by reference to a number of days shall be deemed to refer to running days. If the last day of any such period is a not a Working Day the period will be extended until the first Working Day which follows.

4.                                    ENTIRE AGREEMENT

This Contract contains the entire agreement and understanding between the parties hereto and supersedes all prior negotiations, representations, undertakings and agreements on any subject matter of this Contract.

5.                                    GOVERNING LANGUAGE

The Contract shall be executed in the English Language.

6.                                    ORIGINAL OF THE CONTRACT

The present Contract is made out in two originals

IN WITNESS WHEREOF, the parties hereto have caused this Contract to be duly executed on the 3rd of June 2005.

The Buyer:

By:	Signature:

Name: Spyridon Fokas
Title: Attorney-in-fact

Date:	3rd of June 2005

Witnessth by:

The Seller: Severnav Shipyard S.A.

By:	Signature:

Name: Stelian Stancioiu
Title: General Director

Date:	3rd of June 2005

Witnessth by: